SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

WALGREEN CO.

(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b-c), (e) On July 30, 2014, the Walgreen Co. (the “Company”) Board of Directors elected Timothy R. McLevish as Executive Vice President and Chief Financial Officer of the Company effective August 4, 2014. Mr. McLevish succeeds Wade D. Miquelon, who is resigning as Executive Vice President, Chief Financial Officer and President, International of the Company effective August 4, 2014 and who will continue with the Company in a non-executive role until December 1, 2014.

Mr. McLevish, age 59, served Kraft Foods Group, Inc., a consumer packaged food and beverage company, Executive Vice President and Chief Financial Officer from October 2012 to December 2013, and continued as Executive Vice President until April 2014. He served as Executive Vice President of Kraft Foods, Inc. from March 2011 until October 2012 with responsibility for planning and overseeing the separation of Kraft Foods, Inc. into Kraft Foods Group and Mondelēz International, Inc. From October 2007 to March 2011, he served as Executive Vice President and Chief Financial Officer of Kraft Foods, Inc. Prior to that, he served as Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited, a diversified industrial company, from 2002 to 2007. Prior to that, he held a series of finance, administration and leadership roles for Mead Corporation, a forest products company, which he joined in 1987. His final role with Mead was Vice President and Chief Financial Officer, a position he held from December 1999 through March 2002. Mr. McLevish has served as a director of Kennametal, Inc. since 2004 and of URS Corporation since 2012.

The Company entered into an employment offer letter with Mr. McLevish, following approval by the Compensation Committee of the Board of Directors, effective July 30, 2014. The letter has no specified term, and his employment with the Company will be on an at-will basis. His initial annualized base salary will be $800,000, subject to annual review and adjustment, and he will be eligible for an annual bonus (prorated in the case of the current fiscal year) under the Company’s corporate bonus plan. Mr. McLevish also will be eligible to participate in the Company’s stock-based incentive programs providing for stock option, restricted stock unit and performance share grants and the Executive Severance and Change in Control Plan described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on November 25, 2013. He will receive other employee benefits consistent with those received by the Company’s other senior executives. The foregoing summary is qualified in its entirety by reference to the full text of the offer letter agreement with Mr. McLevish, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

There are no arrangements or understandings between Mr. McLevish and any other persons pursuant to which he was elected as an officer of the Company, he has no family relationships with any of the Company’s directors or executive officers, and he is not a party to, and he does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Transition and Separation Agreement with Mr. Miquelon. On August 4, 2014, following approval by the Compensation Committee of the Board of Directors, the Company entered into a Transition and Separation Agreement (the “Agreement”) with Mr. Miquelon. Pursuant to the Agreement, Mr. Miquelon will separate from his position as Executive Vice President, Chief Financial Officer and President, International effective August 4, 2014 (the “Transition Date”) and will continue his employment as a non-executive officer with the Company until December 1, 2014 (the “Termination Date”), at which time his employment with the Company will end. During the period from the Transition Date to the Termination Date, Mr. Miquelon will continue to receive the salary and benefits that he was receiving immediately prior to the Transition Date. Following the Termination Date, Mr. Miquelon will receive cash severance in the amount of $3,200,000 pursuant to the terms of the Walgreen Co. Executive Severance and Change in Control Plan, which will be payable pursuant to the terms of the Agreement. In addition, Mr. Miquelon will receive a performance bonus of $1,185,000 that represents, in part, Mr. Miquelon’s prorated 2015 target annual performance bonus and is tied to his performance during the period from the Transition Date to the Termination Date; provided that he will be entitled to such payment only if the Chief Executive Officer of the Company determines that he has performed his duties and responsibilities consistently with the Company’s leadership competency model and cultural values, and in the best interests of the Company. All of Mr. Miquelon’s outstanding unvested equity awards will terminate on the Termination Date, with the exception of the portion of the grants noted in the Agreement. In the event a “change in control” (as defined in the Walgreen Co. Executive Severance and Change in Control Plan) occurs prior to the Termination Date, Mr. Miquelon would receive, in lieu of the benefits described above, severance benefits pursuant to Article V of such plan and as described in the Agreement. In addition, Mr. Miquelon will receive certain other deferred compensation and employee welfare benefits. In consideration for the benefits under the Agreement, Mr. Miquelon agreed to various provisions, including a general release of claims against the Company, waivers of various rights and other customary provisions. The Termination Date may be accelerated in certain circumstances specified in the Agreement. The foregoing summary is qualified in its entirety by reference to the full text of the Agreement with Mr. Miquelon, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Offer letter agreement between Timothy R. McLevish and Walgreen Co.

10.2	Transition and Separation Agreement dated August 4, 2014 with Wade D. Miquelon

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: August 4, 2014	By:	/s/ Thomas J. Sabatino, Jr.

	Title:	Executive Vice President, General Counsel and Corporate Secretary